Feihe International, Inc. Reports
First Quarter 2011 Financial Results

Revenue of $76.4 Million
Diluted EPS per common share of $0.26
Conference Call to be Held Today at 9:00 am ET

BEIJING and LOS ANGELES, May 10, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the first quarter of 2011.  The Company will hold a conference call today at 9:00am ET.

First Quarter 2011 Financial Highlights:

•	Revenue of $76.4 million in 1Q11 vs. $81.4 million in 1Q10, up 22.6% sequentially from $62.3 million in 4Q10:
-	Revenue from branded milk powder products was $47.9 million in 1Q11 vs. $64.8 million in 1Q10, up 21.3% sequentially from $39.5 million in 4Q10;
-	Revenue from raw milk powder was $16.1 million in 1Q11 vs. $12.4 million in 1Q10, down 6.9% sequentially from $17.3 million in 4Q10;
•	Gross profit of $27.9 million in 1Q11 vs. $38.4 million in 1Q10, up 46.8% sequentially from $19.0 million in 4Q10;
•	Gross margin was 36.5% in 1Q11 vs. 47.2% in 1Q10, up from 30.5% in 4Q10;
•	Net income of $4.7 million in 1Q11 vs. net income of $5.5 million in 1Q10, up 487.5% from $0.8 million in 4Q10; and
•	Diluted EPS per common share was $0.26 in 1Q11 vs. $0.25 in 1Q10, up significantly from $0.08 in 4Q10.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are extremely pleased with our first quarter results.  Our results of $76.4 million in revenue and $4.7 million in net income demonstrate the progress we have made the last few months in strengthening our brand and market position, and our footprint in the competitive Chinese milk powder industry.  With strong profits in the past few quarters, we plan to continue improving our operations across all functions, including improving the cost effectiveness of our selling expenses and increasing sales at existing retail sales points to drive greater profitability.  We remain committed to being one of the leading infant formula providers in China and we believe that we are well positioned to execute our strategic initiatives to grow sales at existing retail sales points throughout 2011 and capitalize on market opportunities.”

The Company’s revenue of $76.4 million in the first quarter of 2011 was a decrease of $5.0 million compared to the first quarter of 2010, which was primarily attributable to a decrease in sales of milk powder of $16.9 million.  The decrease was offset in part by an increase in sales of raw milk powder of $3.7 million and an increase in sales of raw milk of $8.8 million, as well as increased competition from new competitors entering into the Company’s industry and old competitors aggressively attempting to reclaim market share.  The revenue in the first quarter of 2011 increased 22.6% sequentially from $62.3 million in the fourth quarter of 2010, primarily reflecting the Company’s efforts to increase sales at existing retail sales points, as well as the continued commitment to making improvements across all functions including effectiveness of operations.

Gross profit was $27.9 million in the first quarter of 2011 compared to $38.4 million in the first quarter of 2010, up 46.8% sequentially from $19.0 million in the fourth quarter of 2010.  Gross margin for the first quarter of 2011 was 36.5%, compared to 47.2% in the first quarter of 2010, up from 30.5% in the fourth quarter of 2010.  Gross profit in the first quarter of 2011 was lower than gross profit in the first quarter of 2010 primarily due to changes in the Company’s revenue mix and increased costs of raw milk supply. Gross profit in the first quarter of 2011 was sequentially higher than gross profit in the fourth quarter of 2010 primarily due to the Company’s efforts to increase sales of branded milk powder with a higher margin, as well as improvements in the Company’s sales and marketing functions.

Income from operations was $6.0 million in the first quarter of 2011, compared with income from operations of $2.1 million in the first quarter of 2010, up significantly from a loss of $(11.3) million in the fourth quarter of 2010.  Sales and marketing expenses decreased 42.8% to $16.2 million in the first quarter of 2011 from $28.3 million in the first quarter of 2010, and decreased 29.3% compared to $22.9 million in the fourth quarter of 2010, primarily reflecting a decrease in promotional fees and advertisement and the Company’s efforts to improve the effectiveness of its selling expenses and sales at existing sales points rather than expand its distribution network. General and administrative expenses increased 13.4% to $6.2 million in the first quarter of 2011 from $5.5 million in the first quarter of 2010, primarily reflecting increased professional service fees and bad debt provision, offset in part by a decrease in salary.  In addition, loss on disposal of biological assets, which reflects the Company’s sale of under-producing cows at its dairy farms, decreased by $1.2 million, or 42.9%, to $1.6 million for the first quarter of 2011.

The Company recognized other operating income of $2.1 million for the first quarter of 2011, compared to $0.2 million for the prior year period, primarily reflecting contractual payments received from distributors for improper cross-territory selling.  In addition, the Company recognized other income of $0.1 million during the first quarter of 2011, compared to other income of $5.0 million during the first quarter of 2010. The lower other income was primarily attributable to a decrease in government subsidy and an increase in interest and finance costs.

Net income attributable to the Company for the first quarter of 2011 was $4.7 million, or diluted EPS per common share of $0.26, compared to net income attributable to the Company of $5.5 million, or diluted EPS per common share of $0.25, in the first quarter in 2010, but improved significantly from net income attributable to the Company of $0.8 million, or diluted EPS per common share of $0.08, in the fourth quarter of 2010.

As of March 31, 2011, the Company had cash and cash equivalents of $19.1 million and total current assets of $138.1 million, compared with cash and cash equivalents of $17.5 million and total current assets of $137.2 million as of December 31, 2010.  The Company had a working capital deficit of $115.7 million as of March 31, 2011, primarily associated with $65.1 million in annually renewed, short-term bank loans and $69.5 million in redemption liability of redeemable common stock.  However, the Company believes that will be able to refinance much of its short-term bank loans when they become due and that it has sufficient cash, cash flows from operations and available credit to adequately support its business in the next operating cycle.

Financial Guidance

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We are pleased to report our first quarter 2011 financial results today.  As we approach the middle of the second quarter of 2011, we would like to reiterate our revenue guidance of approximately $290 million and net income guidance of approximately $22 - $24 million for the full year of 2011.”

Conference Call Details

The Company will hold a conference call on May 10, 2011 at 9:00 am ET to discuss its results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-569-5033
Hong Kong toll free:	800-901-111
Northern China toll free:	10 800 714 1202
Southern China toll free:	10 800 140 1181
International:	1-719-457-2653

The replay will be accessible through May 17, 2011 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	5581728

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China: May Shen, IR Manager
                 86-10-8457-4688 x8810
                 shenchunmei@americandairyinc.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
	2011	2010
	US$	US$
Assets
Current assets:
Cash and cash equivalents	19,097,434	17,529,582
Restricted cash	264,447	3,078,564
Notes and loans receivable, net of allowance for doubtful accounts of $3,350,056 and $3,500,028, as of March 31, 2011 and December 31, 2010, respectively	-	136,120
Trade receivables, net of allowance for doubtful accounts of $1,600,560 and $1,084,308, as of March 31, 2011 and December 31, 2010, respectively	18,603,129	15,885,708
Due from related parties	1,795,240	1,806,889
Advances to suppliers	12,435,923	7,520,804
Inventories	62,399,998	71,683,471
Prepayments and other current assets	166,055	266,935
Income taxes receivable	3,615,068	4,970,271
Input value-added taxes	3,134,056	6,886,531
Other receivables	16,425,641	7,275,903
Investment in mutual funds – available-for-sale	137,944	139,294
Total current assets	138,074,935	137,180,072

Investments:
Investment at cost	274,879	272,239

Property, plant and equipment:
Property, plant and equipment, net	171,309,921	170,354,132
Construction in progress	43,507,177	43,152,905
	214,817,098	213,507,037
Biological assets:
Immature biological assets	21,681,136	26,713,971
Mature biological assets, net	32,319,172	27,683,821
	54,000,308	54,397,792

Other assets:
Advance to suppliers – non-current	19,709,635	22,643,263
Deferred tax assets – non-current	5,522,990	5,522,990
Prepaid leases for land use rights	29,857,746	29,754,376
Other intangible assets, net	542,613	585,671
Goodwill	474,821	445,842
Total assets	463,275,025	464,309,282

Liabilities
Current liabilities:
Notes payable	-	378,112
Short term bank loans	69,483,683	68,816,359
Accounts payable	38,338,543	43,729,571
Accrued expenses	1,827,814	6,436,898
Income tax payable	507,258	1,589,165
Advances from customers	17,928,118	12,183,444
Due to related parties	89,481	79,257
Advances from employees	406,166	456,261
Employee benefits and salary payable	6,442,134	7,018,794
Other payable	42,527,135	45,957,104
Current portion of long term bank loans	10,985,643	9,756,193
Current portion of capital lease obligation	157,646	116,770
Redeemable common stock (US$0.001 par value, 2,625,000 shares issued and outstanding as of March 31, 2011)	65,079,979	-
Total current liabilities	253,773,600	196,517,928

Long term bank loans, net of current portion	27,240,461	28,102,786
Capital lease obligation, net of current portion	506,589	532,467
Unrecognized tax benefits – non-current	5,254,327	5,062,336
Deferred income	6,288,123	6,241,661
Total liabilities	293,063,100	236,457,178

Commitment and contingencies (See Note 19)

Redeemable common stock (US$0.001 par value, 2,625,000 shares issued and outstanding as of December 31, 2010)	-	66,113,715

Equity
Feihe International, Inc. shareholders’ equity:
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,671,291 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	19,671	19,671
Additional paid-in capital	57,579,834	57,177,680
Common stock warrants	1,774,151	1,774,151
Statutory reserves	9,132,581	9,132,581
Accumulated other comprehensive income	35,152,882	32,836,344
Retained earnings	66,461,441	60,731,029
Total Feihe International, Inc. shareholders’ equity	170,120,560	161,671,456
Noncontrolling interests	91,365	66,933

Total equity	170,211,925	161,738,389

Total liabilities, redeemable common stock and equity	463,275,025	464,309,282

FEIHE INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2011	2010
	US$	US$

Sales	76,449,422	81,435,903

Cost of goods sold	(48,578,176)	(42,998,182)

Gross profit	27,871,246	38,437,721

Operating expenses:
Sales and marketing	(16,170,266)	(28,281,824)
General and administrative	(6,229,148)	(5,493,823)
Loss on disposal of biological assets	(1,601,685)	(2,785,262)
Total operating expenses	(24,001,099)	(36,560,909)

Other operating income, net	2,093,580	208,682
Operating income	5,963,727	2,085,494

Other income (expenses):
Interest income	22,428	97,636
Interest and finance costs	(1,439,080)	(864,183)
Government subsidy	1,534,151	5,738,773
Income before income taxes	6,081,226	7,057,720

Income tax expenses	(1,341,683)	(1,585,817)
Net income	4,739,543	5,471,903
Net income (loss) attributable to noncontrolling interests	(42,867)	61,693
Net income attributable to common shareholders of Feihe International, Inc.	4,696,676	5,533,596

Net income per share of common stock
Basic	0.26	0.25
Diluted	0.26	0.25
Net income per share of redeemable common stock
Basic	0.21	0.24
Diluted	0.21	0.24
Weighted average shares used in calculating net income per share of common stock
Basic	19,671,291	19,607,376
Diluted	19,689,849	20,054,189
Weighted average shares used in calculating net income per share of redeemable common stock
Basic	2,625,000	2,625,000
Diluted	2,625,000	2,625,000